EXHIBIT 99.1

Bright Mountain Media, Inc. Announces Fourth Quarter and Full-Year 2025 Financial Results

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Full-year 2025 revenue increased by $2.5 million to $59.2 million compared to $56.7 million for the full-year of 2024.

Boca Raton, FL, March 24, 2026 — Bright Mountain Media, Inc. (OTCQB: BMTM) (“Bright Mountain” or the “Company”), a global holding company with current investments in digital publishing, advertising technology, consumer insights, creative services, and media services, today announced its financial results for the fourth quarter and year ended December 31, 2025.

Matt Drinkwater, CEO of Bright Mountain Media, shared an update on the Company's fourth quarter performance, highlighting solid progress despite broader market pressures. "Year-to-date revenue has reached $59.2 million, an increase of $2.5 million compared to the same period in 2024", he reported. "While our fourth quarter revenue totaled $15.7 million - slightly below the $17.1 million reported in Q4 2024 - this modest decline reflects broader industry challenges, including inflationary pressures and more cautious advertiser spending. Even so, we remain encouraged by our overall financial trajectory, and the resilience of our core business."

Drinkwater underscored the continued strength of Bright Mountain's advertising technology division, which remains a primary driver of growth. Revenue gains were largely fueled by this segment, propelled by the Company's success in attracting top-tier advertisers and onboarding premium publishers. This strategy increased advertising volume, strengthened pricing, and elevated overall revenue.

Leveraging its proprietary platform, the advertising technology division connects premium advertisers with high quality Connected TV inventory. This approach has enabled Bright Mountain to build a growing network of reputable publishers and streaming partners, resulting in expanding ad volume, improved rate performance, and consistent, sustainable revenue growth.

Financial Results for the Three Months Ended December 31, 2025

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Revenue was $15.7 million, a decrease of $1.4 million, or 8%, compared to $17.1 million for the same period of 2024. Advertising technology revenue was approximately $7.3 million, digital publishing revenue was approximately $260,000, consumer insights revenue was approximately $5.9 million, creative services revenue was approximately $1.3 million, and media services revenue was approximately $967,000 during the fourth quarter of 2025.

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Cost of revenue was $11.5 million, a slight decrease of $100,000, or 1%, compared to $11.6 million for the same period in 2024. Cost of revenue is inclusive of direct salary and labor costs of approximately $1.3 million for employees that work directly on customer projects; direct project costs of approximately $3.2 million for payments made to third-parties that are directly attributable to the completion of projects to allow for revenue recognition; non-direct project costs of approximately $1.5 million; publisher costs of approximately $4.7 million, and sales commissions of approximately $474,000.

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General and administrative expense was $3.8 million, a decrease of $2.6 million, or 41%, compared to $6.4 million in the same period of 2024.

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Gross margin was $4.2 million, a decrease of 23%, compared to $5.5 million in the same period of 2024.

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Net loss was $3.3 million, an improvement of 13%, compared to a $3.8 million net loss in the same period of 2024.

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Adjusted EBITDA was $1.1 million, compared to Adjusted EBITDA of $2.0 million in the same period of 2024. See the below section on Non-GAAP Financial Measure for a reconciliation of net loss to EBITDA and Adjusted EBITDA.

Financial Results for the Year Ended December 31, 2025

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Revenue was $59.2 million, an increase of $2.5 million, or 4%, compared to $56.7 million for the same period of 2024. The increase in revenue was primarily from our advertising technology division, and was driven by our ability to leverage our resources to attract top advertisers, which in turn allowed us to onboard premium publishers. This led to an increase in volume, as well as rates and overall revenue. The increase was partially offset by a decline in revenue from our media services division, which was primarily due to a decrease in the number of projects for small tier revenue customers.

Advertising technology revenue was approximately $21.7 million, digital publishing revenue was approximately $1.5 million, consumer insights revenue was approximately $26.6 million, creative services revenue was approximately $8.5 million, and media services revenue was approximately $988,000, during 2025.

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Cost of revenue was $43.4 million, an increase of $3.2 million, or 8%, compared to $40.2 million for the same period in 2024.

Cost of revenue is inclusive of direct salary and labor costs of approximately $6.5 million for employees that work directly on customer projects; direct project costs of approximately $14.1 million for payments made to third-parties that are directly attributable to the completion of projects to allow for revenue recognition; non-direct project costs of approximately $5.2 million; publisher costs of approximately $15.1 million, and sales commissions of approximately $1.3 million.

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General and administrative expense was $16.4 million, a decrease of 23%, compared to $21.4 million in the same period of 2024.

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Gross margin was $15.8 million, a slight decrease of 4%, compared to $16.5 million in the same period of 2024.

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Net loss was $13.5 million, an improvement of 21%, compared to a $17.0 million net loss in the same period of 2024.

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Adjusted EBITDA was $3.0 million an improvement of 278%, compared to Adjusted EBITDA of $790,000 in the same period of 2024. See the below section on Non-GAAP Financial Measure for a reconciliation of net loss to EBITDA and Adjusted EBITDA.

About Bright Mountain Media

Bright Mountain Media, Inc. (OTCQB: BMTM) unites a diverse portfolio of companies to deliver a full spectrum of advertising, marketing, technology, and media services under one roof—fused together by data-driven insights. Bright Mountain Media’s subsidiaries include Deep Focus Agency, LLC, MediaHouse, Inc., BV Insights, LLC, CL Media Holdings, LLC, Bright Mountain, LLC d/b/a BrightStream, Oceanside Media, LLC, Slutzky & Winshman, Ltd., and Wild Sky Media Co. Ltd. For more information, please visit www.brightmountainmedia.com.

Forward-Looking Statements for Bright Mountain Media, Inc.

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties. Such forward-looking statements can be identified by the use of words such as “should,” “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes,” and similar words. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations of our ability to successfully integrate acquisitions, and the realization of any expected benefits from such acquisitions. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in Bright Mountain’s Annual Report on Form 10-K for the year ended December 31, 2025 and our other filings with the SEC. Bright Mountain does not undertake any duty to update any forward-looking statements except as may be required by law.

Contact / Investor Relations:

Douglas Baker

Email:corp@otcprgroup.com

Tel: (561) 807-6350

https://otcprgroup.com

BRIGHT MOUNTAIN MEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended		Year Ended

	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024

Revenue	$15,691	$17,079	$59,229	$56,681
Cost of revenue	11,468	11,565	43,443	40,221
Gross margin	4,223	5,514	15,786	16,460
General and administrative expenses	3,788	6,412	16,432	21,378
Impairment of goodwill and intangibles	786	-	786	-
Loss from operations	(351)	(898)	(1,432)	(4,918)

Financing and other expense:
Other income	142	119	285	547
Interest expense - Centre Lane Senior Secured Credit Facility - related party	(3,097)	(3,008)	(12,286)	(12,610)
Interest expense - 10% convertible promissory notes - related party	-	-	-	(4)
Other interest expense	(4)	(7)	(22)	(39)
Total financing and other expense, net	(2,959)	(2,896)	(12,023)	(12,106)

Net loss before income tax	(3,310)	(3,794)	(13,455)	(17,024)
Income tax provision	-	-	-	-
Net loss	$(3,310)	$(3,794)	$(13,455)	$(17,024)

Foreign currency translation	-	(49)	(200)	15
Comprehensive loss	$(3,310)	$(3,843)	$(13,655)	$(17,009)

Net loss per common share:
Basic	$(0.02)	$(0.02)	$(0.08)	$(0.10)
Diluted	$(0.02)	$(0.02)	$(0.08)	$(0.10)

Weighted-average shares outstanding:
Basic	178,367,067	171,330,139	176,547,907	171,199,036
Diluted	178,367,067	171,330,139	176,547,907	171,199,036

BRIGHT MOUNTAIN MEDIA, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	December 31, 2025	December 31, 2024

Assets
Current assets:
Cash and cash equivalents	$1,371	$2,546
Restricted cash	1,861	1,861
Accounts receivable, net	16,287	15,033
Prepaid expenses and other current assets	1,170	859
Total current assets	20,689	20,299
Property and equipment, net	124	69
Intangible assets, net	11,542	13,406
Goodwill	6,999	7,785
Operating lease right-of-use assets, net	173	253
Other long-term assets	158	158
Total assets	$39,685	$41,970

Liabilities and Stockholders' Deficit

Current liabilities:
Accounts payable and accrued expenses	$24,852	$22,667
Other current liabilities	4,210	4,401
Interest payable - Centre Lane Senior Secured Credit Facility - related party	59	21
Deferred revenue	2,834	2,883
Note payable - Centre Lane Senior Secured Credit Facility - related party (current)	84,276	3,808
Total current liabilities	116,231	33,780
Other long-term liabilities	12	169
Note payable - Centre Lane Senior Secured Credit Facility - related party (long-term)	-	71,043
Finance lease liabilities	-	20
Operating lease liabilities	77	185
Total liabilities	116,320	105,197

Stockholders' deficit:
Convertible preferred stock, par value $0.01, 20,000,000 shares authorized, no shares issued or outstanding at December 21, 2025 and December 31, 2024, respectively	-	-
Common stock, par value $0.01, 324,000,000 shares authorized, 183,218,504 and 177,464,827 issued, and 181,032,929 and 176,114,652 outstanding at December 31, 2025 and December 31, 2024, respectively	1,832	1,775
Treasury stock at cost, 2,185,575 and 1,350,175 shares at December 31, 2025 and December 31, 2024, respectively	(220)	(220)
Additional paid-in capital	101,988	101,798
Accumulated deficit	(180,312)	(166,857)
Accumulated other comprehensive income	77	277
Total stockholders' deficit	(76,635)	(63,227)
Total liabilities and stockholders' deficit	$39,685	$41,970

BRIGHT MOUNTAIN MEDIA, INC.

RECONCILIATION OF NET LOSS TO NON-GAAP EBITDA AND ADJUSTED EBITDA

(in thousands)

Non-GAAP Financial Measure

Non-GAAP results are presented only as a supplement to the financial statements and for use within management's discussion and analysis based on U.S. generally accepted accounting principles ("GAAP"). The non-GAAP financial information is provided to enhance the reader's understanding of the Company's financial performance, but non-GAAP measures should not be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP.

All of the items included in the reconciliation from net loss before taxes to EBITDA and from EBITDA to Adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles, stock-based compensation, etc.) or (ii) items that management does not consider to be useful in assessing the Company's ongoing operating performance (e.g., M&A costs, income taxes, gain on sale of investments, loss on disposal of assets, non-recurring costs, etc.). In the case of the non-cash items, management believes that investors can better assess the Company's operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect the Company's ability to generate free cash flow or invest in its business.

We use, and we believe investors benefit from the presentation of, EBITDA and Adjusted EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that EBITDA is useful to investors and other external users of our financial statements in evaluating our operating performance because EBITDA is widely used by investors to measure a company's operating performance without regard to items such as interest expense, taxes, and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Because not all companies use identical calculations, the Company's presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the Company's performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures.

A reconciliation of net loss before taxes to non-GAAP EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
(in thousands)
Net loss before tax	$(3,310)	$(3,794)	$(13,455)	$(17,024)
Depreciation expense	17	16	56	127
Amortization of intangibles	448	482	1,864	1,924
Impairment of goodwill and intangibles	786	-	786	-
Amortization of debt discount	472	454	2,150	2,697
Other interest expense	4	8	22	39
Interest expense - Centre Lane Senior Secured Credit Facility and Convertible Promissory Notes	2,625	2,554	10,136	9,917
EBITDA (loss)	1,042	(280)	1,559	(2,320)
Stock compensation expense	27	64	125	254
Non-recurring professional fees	8	223	380	390
Non-recurring legal fees	(23)	1,847	850	2,216
Non-recurring severance expense	-	157	70	250
Adjusted EBITDA	$1,054	$2,011	$2,984	$790